Exhibit 99.1

July 21, 2014

Dear Shareholders,

We hope you and your family are finding relaxation in the sights, sounds and weather of the summer season. Enclosed please find our press release and unaudited financial statements for the three months ended June 30, 2014. Other items of news include:

Mary Jane King and Luis M. Pedroso Elected to Board of Directors
The Board of Directors of Enterprise Bank recently announced the election of Mary Jane King and Luis M. Pedroso to the Board. Both individuals will serve as directors of Enterprise Bank as well as the holding company, Enterprise Bancorp, Inc.

Mary Jane King currently serves as the President of the Conway Management Company. Ms. King is a nationally-recognized consultant and educator of the Deming Philosophy that educates business and non-profit leaders on how to think strategically, focus on value-added processes, and customer relations to improve their operations. Ms. King has taken an active leadership role in her community and has served on numerous civic boards in Southern NH, including the Boys & Girls Club of Greater Nashua, Rivier University, St. Patrick’s Church of Nashua, and St. Christopher School.

Luis M. Pedroso, a well-known member of the Greater Lowell business community, and immigrant from Portugal, is Co-Founder, President and CEO of Accutronics, Inc. and the prior Founder, President and CEO of Qualitronics, Inc. The successful creation of these two electronic contract manufacturing facilities has allowed Mr. Pedroso to employ, educate and create leaders within the industry and the Greater Lowell Community. Committed to community service, Mr. Pedroso has been presented with the title of Commander of the Order of Prince Henry from the President of Portugal and has received an Honorary Degree from UMass Dartmouth. Mr. Pedroso co-founded both the Saab-Pedroso Center for Portuguese Studies and Research at UMass Lowell, and the Portuguese American Scholarship Fund through the Greater Lowell Community Foundation for the benefit of students of Lowell High School of Portuguese descent.

Dividend Reinvestment and Direct Stock Purchase Plan*
We recently adopted a new Dividend Reinvestment and Direct Stock Purchase Plan. The new plan will continue to offer partial or full dividend reinvestment in shares of our common stock (as provided by our current dividend reinvestment plan), but the new plan also provides current shareholders and new investors with the opportunity to purchase shares of our common stock without brokerage fees, subject to monthly minimums and maximums.
The Dividend Reinvestment and Direct Stock Purchase Plan was filed with the Securities Exchange Commission (“SEC”) on a Form S-3 registration statement on July 18, 2014 (the “Registration Statement”). The shares to be offered pursuant to the Registration Statement may not be sold nor may offers to purchase be accepted prior to the time that the Registration Statement becomes effective. Once our Registration Statement is declared effective by the SEC, we will post the new plan to our website at www.enterprisebanking.com/investor-relations. At that time, current shareholders and new investors alike will be eligible to purchase shares of our common stock without brokerage commissions, subject to the terms of the new plan.

Exhibit 99.1

Medal of Honor Recipient to Deliver COE Keynote Address
Salvatore "Sal" Augustine Giunta a veteran of two combat tours to Afghanistan, totaling 27 months of deployment, will deliver the keynote address at the 2014 Celebration of Excellence to be held November 12, at the Lowell Memorial Auditorium.

On October 25, 2007, while conducting a patrol as team leader, Sargent Giunta and his team were navigating through the treacherous terrain of Afghanistan’s Korengal Valley when they were ambushed by a well-armed and well-coordinated insurgent force. While under heavy enemy fire, Giunta immediately sprinted towards cover and engaged the enemy. Seeing that his squad leader had fallen and believing that he had been injured, Giunta exposed himself to grave danger while racing towards his squad leader, helping him to cover and administering medical aid.

For his extraordinary gallantry, unrivalled courage and selfless leadership in action on October 25, 2007, Giunta was awarded the Medal of Honor by President Barack Obama in a White House ceremony on November 16, 2010. The Medal of Honor is the United States of America’s highest military honor, awarded for personal acts of valor above and beyond the call of duty. Sargent Giunta is sure to captivate the audience at this year’s COE. Please be sure to mark your calendars. Invitations to the Celebration of Excellence will be mailed out in early October.

A Thank You to our Shareholders
We were grateful for the opportunity to greet shareholders at our 2014 Annual Meeting on May 6. Your participation is a testament to our shareholders’ dedication, commitment and interest in the bank’s ongoing success. The meeting truly energized all in attendance to strive even harder to do their part in ensuing the bank’s bright future as we look forward to the continued growth and prosperity.

As always, if we can be of assistance to you, please do not hesitate to contact us. We thank you for your continued support of Enterprise Bank.

Sincerely,

George L. Duncan	John P. Clancy, Jr.	Richard W. Main
Chairman	CEO	President

*This quarterly statement does not constitute an offer to sell or the solicitation of any offer to buy any of the shares registered under our new Dividend Reinvestment and Direct Stock Purchase Plan, nor shall there be any sale of the shares to be offered in any state in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state. The offering will be made only through means of the prospectus filed with our Registration Statement.